LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned has constituted, made and appointed, and by these presents does make, constitute and appoint Stephen M. Klein, Irwin M. Berman and Constance Perrine, or any of them, his true and lawful Attorney-in-Fact, who may do for the undersigned and on his behalf all of the following:

1.

To execute and deliver any filings made with respect to the undersigned under Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended, relating to the securities of Omni Financial Services, Inc.

2.

To do, execute and perform any other act, matter or thing whatsoever that ought to be done, executed or performed or in the opinion of the Attorneys-in-Fact, or any of them, ought to be done, executed or perofrmed in or about the performance of the foregoing powers set forth in paragraph 1 hereof.

3.

All parties dealing with any of the undersigned’s Attorneys-in-Fact in connection with said powers under paragraph 1 may rely fully upon such Attorney-in-Fact's power and authority herein to act for the undersigned and on his behalf and in his name, and such parties shall be fully protected in so acting, prior to their receipt of notice of any termination hereof by operation of law or otherwise and to such effect the undersigned is hereby bound.

The undersigned has ratified and confirmed, and by these presents does hereby ratify and confirm all that the Attorneys-in-Fact, or any of them, appointed hereby may lawfully do by virtue hereof.

IN WITNESS WHEREOF, the undersigned has granted this Limited Power of Attorney as of the 24th day of April, 2007.

/s/ Garrett Van de Grift

Garrett Van de Grift